Exhibit 4.4

SCHEDULE D

SPROTT INC.

2020 AMENDED AND RESTATED EQUITY INCENTIVE PLAN FOR U.S. SERVICE PROVIDERS

ARTICLE I

GENERAL

1.1.       Purpose

The Sprott Inc. 2020 Amended and Restated Equity Incentive Plan for U.S. Service Providers (the "Plan") is designed to provide certain Key Persons (as defined below) residing in the United States or who are otherwise U.S. taxpayers, whose initiative and efforts are deemed to be important to the successful conduct of the business of Sprott Inc. (the "Company"), with incentives to (a) enter into and remain in the service of the Company or its Affiliates (as defined below), (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company.

1.2.       Administration

(a)       Administration. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee of the Board as may be designated by the Board to administer the Plan (the "Administrator"); provided that (i) in the event the Company is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), the Administrator shall be composed of two or more directors, each of whom is a "Non-Employee Director" (a "Non-Employee Director") under Rule 16b-3 (as promulgated and interpreted by the Securities and Exchange Commission (the "SEC") under the 1934 Act, or any successor rule or regulation thereto as in effect from time to time ("Rule 16b-3")), and (ii) the Administrator shall be composed solely of two or more directors who are "independent directors" under the rules of any stock exchange on which the Company's Common Stock (as defined below) is traded; provided further, however, that, (A) the requirement in the preceding clause (i) shall apply only when required to exempt an Award intended to qualify for an exemption under the applicable provisions referenced therein, (B) the requirement in the preceding clause (ii) shall apply only when required pursuant to the applicable rules of the applicable stock exchange and (C) if at any time the Administrator is not so composed as required by the preceding provisions of this sentence, that fact will not invalidate any grant made, or action taken, by the Administrator hereunder that otherwise satisfies the terms of the Plan. Subject to the terms of the Plan, applicable law and the applicable rules and regulations of any stock exchange on which the Common Stock is listed for trading, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have the full power and authority to: (1) designate the Persons (as defined below) to receive Awards (as defined below) under the Plan; (2) determine the types of Awards granted to a participant under the Plan; (3) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated with respect to, Awards; (4) determine the terms and conditions of any Awards; (5) determine whether, and to what extent, and under what circumstances, Awards may be settled in cash, shares, other securities, other Awards or other property, or cancelled, forfeited or suspended, and the methods by which Awards may be settled, cancelled, forfeited or suspended; (6) determine whether, to what extent, and under what circumstances cash, shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred, either automatically or at the election of the holder thereof or the Administrator; (7) construe, interpret and implement the Plan and any Award Agreement (as defined below); (8) prescribe, amend, rescind or waive rules and regulations relating to the Plan, including rules governing its operation, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (9) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award Agreement; and (10) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all Persons.

(b)       General Right of Delegation. Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or any charter, by-laws or other agreement governing the Administrator, the Administrator may delegate all or any part of its responsibilities to any Person or Persons selected by it; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the 1934 Act, or (ii) officers of the Company (or directors of the Company) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws (including, without limitation, Rule 16b-3, to the extent applicable) and the rules of any applicable stock exchange. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 1.2(b) shall serve in such capacity at the pleasure of the Administrator.

(c)       Indemnification. No member of the Board, the Administrator or any employee of the Company or an Affiliate (each such Person, a "Covered Person") shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company's articles of incorporation or bylaws (in each case, as amended and/or restated). The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's articles of incorporation or bylaws (in each case, as amended and/or restated), as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Persons or hold them harmless.

(d)       Delegation of Authority to Senior Officers. The Administrator may, in accordance with and subject to the terms of Section 1.2(b) and applicable law, delegate, on such terms and conditions as it determines, to one or more senior officers of the Company the authority to make grants of Awards to Key Persons who are employees of the Company and its Subsidiaries (as defined below) or consultants of the Company and its Subsidiaries.

(e)       Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards to Key Persons who are Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Administrator herein with respect to such Awards.

1.3.       Persons Eligible for Awards

The Persons eligible to receive Awards under the Plan are those directors, officers, employees and consultants of the Company and its Subsidiaries and Affiliates residing in the United States or who are otherwise U.S. taxpayers (collectively, "Key Persons") as the Administrator shall select; provided that in no event shall Eric Sprott be deemed to be a Key Person eligible to receive Awards under the Plan.

1.4.       Types of Awards

Awards may be made under the Plan in the form of (a) restricted stock, (b) restricted stock units and (c) unrestricted stock, all as more fully set forth in the Plan. The term "Award" means any of the foregoing that are granted under the Plan.

1.5.       Shares Available for Awards; Adjustments for Changes in Capitalization

(a)       Maximum Number. The aggregate number of common shares of the Company ("Common Stock") from treasury that may be granted (whether vested or unvested) under the Plan and under all other securities based compensation arrangements (including employee stock purchase plans, stock option plans or other share compensation arrangements of the Company) shall not exceed 10% of the issued and outstanding shares of Common Stock as at the date of such grant. If shares that have been distributed under the Plan or the grantee's entitlement to benefits shall expire, terminate or be cancelled for any reason in accordance with the terms of the Plan, the shares subject thereto shall again be available for the purpose of the Plan. Notwithstanding anything else contained herein, the number of shares of Common Stock which are (i) issuable from treasury, at any time, and (ii) issued from treasury within any one-year period, pursuant to the terms of the Plan, an Award Agreement and under any other security based compensation arrangement to insiders (as defined in the applicable rules of the Toronto Stock Exchange ("TSX")) of the Company, shall not exceed 10% of the Company's total issued and outstanding shares of Common Stock.

(b)      Sources of Shares; Certain Requirements/Limitations for Share Issuances. Except to the extent otherwise provided in Section 2.4 of the Plan, shares issued pursuant to the Plan may be authorized but unissued Common Stock or treasury shares or shares of Common Stock obtained on the market by the Company. Any shares of Common Stock issued under the Plan from treasury shall provide for a minimum vesting period of three months. The Administrator may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(c)      Adjustments. (i) Subject to any required approvals of the stock exchange(s) on which the Common Stock is listed, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including any stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Company shares or other securities of the Company, issuance of warrants or other rights to purchase Company shares or other securities of the Company, or other similar corporate transaction or event) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, including providing for (A) adjustment to the number of shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (B) a substitution or assumption of Awards, accelerating the vesting of, or lapse of restrictions on, Awards, or, if deemed appropriate or desirable, providing for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

(i)       In the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all the Company's assets or (C) a merger, reorganization or consolidation involving the Company or one of its Subsidiaries (as defined below), the Administrator shall have the power to:

(1)                provide that outstanding restricted stock units (including any related dividend equivalent right) shall either continue in effect, be assumed or an equivalent award shall be substituted therefor by the successor corporation or a parent corporation or subsidiary corporation; or

(2)                cancel, effective immediately prior to the occurrence of such event, restricted stock units (including each dividend equivalent right related thereto) outstanding immediately prior to such event and,in full consideration of such cancellation, pay to the holder of such Award a cash payment in an amount equal to the Fair Market Value (as of a date specified by the Administrator) of the shares subject to such Award.

1.6.       Definitions of Certain Terms

(a)       "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(b)      Unless otherwise set forth in the applicable Award Agreement, in connection with a termination of employment or consultancy/service relationship or a dismissal from Board membership, for purposes of the Plan, the term "for Cause" shall be defined as follows:

(i)                if there is an employment, severance, consulting, service, change in control or other agreement governing the relationship between the grantee, on the one hand, and the Company or an Affiliate, on the other hand, that contains a definition of "cause" (or similar phrase), for purposes of the Plan, the term "for Cause" shall mean those acts or omissions that would constitute "cause" under such agreement; or

(ii)               if the preceding clause (i) is not applicable to the grantee, for purposes of the Plan, the term "for Cause" shall mean any of the following:

(A)              any failure by the grantee substantially to perform the grantee's employment or consulting/service or Board membership duties;

(B)              any excessive unauthorized absenteeism by the grantee;

(C)              any refusal by the grantee to obey the lawful orders of the Board or any other Person to whom the grantee reports;

(D)              any act or omission by the grantee that is or may be injurious to the Company or any Affiliate, whether monetarily, reputationally or otherwise;

(E)               any act by the grantee that is inconsistent with the best interests of the Company or any Affiliate;

(F)               the grantee's gross negligence that is injurious to the Company or any Affiliate, whether monetarily, reputationally or otherwise;

(G)              the grantee's material violation of any of the policies of the Company or an Affiliate, as applicable, including, without limitation, those policies relating to discrimination or sexual harassment;

(H)              the grantee's material breach of his or her employment or service contract with the Company or any Affiliate;

(I)                the grantee's unauthorized (1) removal from the premises of the Company or an Affiliate of any document (in any medium or form) relating to the Company or an Affiliate or the customers or clients of the Company or an Affiliate or (2) disclosure to any Person of any of the Company's, or any Affiliate's, confidential or proprietary information;

(J)                the grantee's being convicted of, or entering a plea of guilty or nolo contendere to, any crime that constitutes a felony or involves moral turpitude;

(K)              the grantee's engaging in a reportable violation of banking or securities industry laws, rules or regulations that constitutes a serious offense or that could or does result in a significant fine;

(L)               the grantee's engaging in any act or omission resulting in a statutory disqualification, bar or suspension of the grantee, the Company or any of its Affiliates; and

(M)             the grantee's commission of any act involving dishonesty or fraud.

Any rights the Company or its Affiliates may have under the Plan in respect of the events giving rise to a termination or dismissal "for Cause" shall be in addition to any other rights the Company or its Affiliates may have under any other agreement with a grantee or at law or in equity. Any determination of whether a grantee's employment, consultancy/service relationship or Board membership is (or is deemed to have been) terminated "for Cause" shall be made by the Administrator. If, subsequent to a grantee's voluntary termination of employment or consultancy/service relationship or voluntarily resignation from the Board or involuntary termination of employment or consultancy/service relationship without Cause or removal from the Board other than "for Cause", it is discovered that the grantee's employment or consultancy/service relationship or Board membership could have been terminated "for Cause", the Administrator may deem such grantee's employment or consultancy/service relationship or Board membership to have been terminated "for Cause" upon such discovery and determination by the Administrator.

(c)                "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)                Unless otherwise set forth in the applicable Award Agreement, "Disability" shall mean the grantee's being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the grantee's, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the grantee's employer. The existence of a Disability shall be determined by the Administrator.

(e)                The "Fair Market Value" of a share of Common Stock on any day shall be the closing price on the TSX, or such other primary stock exchange upon which such shares are then listed, or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence for the next preceding trading day. Notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding sentences, the Fair Market Value of a share of Common Stock on any day shall be determined by such methods and procedures as shall be established from time to time by the Administrator. The "Fair Market Value" of any property other than Common Stock shall be the fair market value of such property determined by such methods and procedures as shall be established from time to time by the Administrator.

(f)               "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(g)               "Subsidiary" shall mean any entity in which the Company, directly or indirectly, has a 50% or more equity interest.

ARTICLE II

AWARDS UNDER THE PLAN

2.1. Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by a written certificate ("Award Agreement"), which shall contain such provisions as the Administrator may deem necessary or desirable and which may, but need not, require execution or acknowledgment by a grantee. The Award shall be subject to all of the terms and provisions of the Plan, applicable law and the applicable Award Agreement.

2.2.       Grant of Restricted Stock

(a)                Restricted Stock Grants. The Administrator may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions as the Administrator shall determine, subject to the provisions of the Plan and applicable law. A grantee of a restricted stock Award shall have no rights with respect to such Award unless such grantee accepts the Award within such period as the Administrator shall specify by accepting delivery of a restricted stock Award Agreement in such form as the Administrator shall determine.

(b)                Issuance of Stock Certificate. Promptly after a grantee accepts a restricted stock Award in accordance with Section 2.2(a), subject to Sections 3.2, 3.4 and 3.13, the Company or its designated exchange agent (the "Exchange Agent") shall issue to the grantee a stock certificate or stock certificates for the shares of Common Stock covered by the Award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificates, or establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provisions described in the Plan (including paragraphs (d) and (e) of this Section 2.2); (ii) in the Administrator's sole discretion, a requirement, as set forth in the Award Agreement, that any dividends paid on such shares shall be held in escrow and, unless otherwise determined by the Administrator, shall remain forfeitable until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Award Agreement.

(c)               Custody of Stock Certificate. Unless the Administrator shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement. The Administrator may direct that such stock certificates bear a legend setting forth the applicable restrictions on transferability.

(d)               Nontransferability. Shares of restricted stock granted under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the lapsing of all restrictions thereon, except by will, by the laws of descent and distribution, or through gift or domestic relations orders to a "family member" of the grantee as permitted by Rule 701 of the Securities Act of 1933, as amended (the "1933 Act"), or as may be otherwise specifically provided in the applicable Award Agreement in accordance with applicable law. Following any such transfer, any transferred restricted stock shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse.

(e)               Consequence of Termination of Employment/Service. Unless otherwise set forth in the applicable Award Agreement, (i) a grantee's termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates for any reason other than death or Disability shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment or consultancy/service relationship and (ii) if a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates as the result of his or her death or Disability, all shares of restricted stock that have not yet vested as of the date of such termination shall immediately vest as of such date. Unless otherwise determined by the Administrator, all dividends paid on shares forfeited under this Section 2.2(e) that have not theretofore been directly remitted to the grantee shall also be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise. For greater certainty, shares of restricted stock shall not be affected by any change of employment of the grantee or by the grantee ceasing to be an officer, director or consultant of the Company or any of its Subsidiaries or Affiliates so long as the grantee continues to be a director, officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates. The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.2(e).

2.3.       Grant of Restricted Stock Units

(a)                Restricted Stock Unit Grants. The Administrator may grant restricted stock units to such Key Persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, subject to the provisions of the Plan and applicable law. A restricted stock unit granted under the Plan shall confer upon the grantee a right to receive from the Company, conditioned upon the occurrence of such vesting event as shall be determined by the Administrator and specified in the Award Agreement, a number of shares of Common Stock equal to the number of such grantee's restricted stock units that vest upon the occurrence of such vesting event. Payment upon vesting of a restricted stock unit shall be in shares of Common Stock, and such payments shall be made to the grantee at such time as provided in the Award Agreement, which the Administrator shall intend to be within the period required by Section 409A such that it qualifies as a "short-term deferral" pursuant to Section 409A and the Treasury Regulations issued thereunder, unless the Administrator shall otherwise provide for deferral of the Award intended to comply with Section 409A.

(b)                Dividend Equivalents. The Administrator may include in any Award Agreement with respect to a restricted stock unit a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unvested, and/or, if payment of the vested Award is deferred, during the time of such deferral following such vesting event, on the shares of Common Stock underlying such Award if such shares were then outstanding. In the event such a provision is included in a Award Agreement, the Administrator shall determine whether such payments shall be (i) paid to the holder of the Award, as specified in the Award Agreement, either (A) at the same time as the underlying dividends are paid, regardless of the fact that the restricted stock unit has not theretofore vested, (B) at the time at which the Award's vesting event occurs, conditioned upon the occurrence of the vesting event, (C) once the Award has vested, at the same time as the underlying dividends are paid, regardless of the fact that payment of the vested restricted stock unit has been deferred, and/or (D) at the time at which the corresponding vested restricted stock units are paid, (ii) made in cash, shares of Common Stock or other property and (iii) subject to such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate and as shall be set forth in the Award Agreement, subject to the provisions of the Plan and applicable law.

(c)                Consequence of Termination of Employment/Service. Unless otherwise set forth in the applicable Award Agreement, (i) a grantee's termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates for any reason other than death or Disability shall cause the immediate forfeiture of all restricted stock units that have not yet vested as of the date of such termination of employment or consultancy/service relationship and (ii) if a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates as the result of his or her death or Disability, all restricted stock units that have not yet vested as of the date of such termination shall immediately vest as of such date. Unless otherwise determined by the Administrator, any dividend equivalent rights on any restricted stock units forfeited under this Section 2.3(c) that have not theretofore been directly remitted to the grantee shall also be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise. For greater certainty, restricted stock units shall not be affected by any change of employment of the grantee or by the grantee ceasing to be an officer, director or consultant of the Company or any of its Subsidiaries or Affiliates so long as the grantee continues to be a director, officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates. The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.3(c).

(d)                No Stockholder Rights. No grantee of a restricted stock unit shall have any of the rights of a stockholder of the Company with respect to such Award unless and until a stock certificate is issued with respect to such vested Award, which issuance shall be subject to Sections 3.2, 3.4 and 3.13. Except as otherwise provided in Section 1.5(c), no adjustment to any restricted stock unit shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate, if any, is issued.

(e)       Nontransferability. Restricted stock units granted under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the lapsing of all restrictions thereon, except by will, by the laws of descent and distribution, or through gift or domestic relations orders to a "family member" of the grantee as permitted by Rule 701 of the 1933 Act, or as may be otherwise specifically provided in the applicable Award Agreement in accordance with applicable law. Following any such transfer, any transferred restricted stock units shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.4.       Grant of Unrestricted Stock

The Administrator may grant (or sell at a purchase price at least equal to any par value) shares of Common Stock free of restrictions under the Plan to such Key Persons and in such amounts and subject to such forfeiture provisions as the Administrator shall determine, subject to the provisions of the Plan and applicable law. Shares may be thus granted or sold in respect of past services or other valid consideration. Grants of Common Stock under this Section 2.4 shall be made using shares of Common Stock obtained on the market by the Company, and in no event shall treasury shares be used to make grants under this Section 2.4.

ARTICLE III

Miscellaneous

3.1. Amendment of the Plan; Modification of Awards

(a)                Subject to applicable regulatory requirements and except as provided herein, the Board may, in its sole and absolute discretion and without shareholder approval, amend, suspend, terminate or discontinue the Plan and the Board and/or the Administrator may amend the terms and conditions of Awards granted pursuant to the Plan; provided, however, that if the Board wishes to increase the maximum percentage in Section 1.5(a) hereof, shareholder approval will be required; provided further, however, that if the Plan at the time does not comply with all conditions of Rule 701 of the Securities Act of 1933, as amended, the maximum percentage in Section 1.5(a) hereof may not be increased above 30% of the then outstanding securities of the Company (counting convertible preferred or convertible senior common shares of stock on an as if converted basis) unless approval of the shareholders holding at least two-thirds of the outstanding securities entitled to vote is obtained; and provided further, however, that no such action shall materially impair any rights or materially increase any obligations under any Award theretofore made under the Plan without the consent of the grantee (or, upon the grantee's death, the Person having the rights to the Award). For purposes of this Section 3.1, any action of the Board or the Administrator that in any way alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any grantee.

(b)                Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(i)                amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the TSX or other exchange on which the Common Stock is listed, U.S. federal and state securities laws, the Canada Revenue Agency and the Code, in place from time to time;

(ii)               amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(iii)              amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be granted pursuant to the Plan, including the provisions relating to any vesting schedule (subject to the minimum vesting period set out in Section 1.5(b)); and

(iv)              amendments to the Plan that are of a "housekeeping" nature.

(c)                Without limiting the generality of the foregoing, the Board and the Administrator may not, without the approval of the Company's shareholders, make amendments with respect to the following:

(i)                an increase to the Plan maximum or the number of securities issuable under the Plan (subject to the approval requirements set forth in Section 3.1(a) above);

(ii)              amendment provisions granting additional powers to the Board and/or the Administrator to amend the Plan or entitlements thereunder; and

(iii)             an increase in entitlements held by insiders of the Company, including extension of the termination or expiry dates thereof or changes to insider participation limits.

3.2.       Consent Requirement

(a)                No Plan Action Without Required Consent. If the Administrator shall at any time determine that any Consent (as defined below) is necessary or desirable as a condition of, or in connection with, the granting of any Award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b)                Consent Defined. The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations, exemptions or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any other Person.

3.3.       Nonassignability

Except as provided in Sections 2.2(d) or 2.3(e), (a) no Award or right granted to any Person under the Plan or under any Award Agreement shall be assignable or transferable, other than by will, by the laws of descent and distribution, or through a gift or domestic relations orders to a "family member" of the grantee as permitted by Rule 701 of the 1933 Act, or as may be otherwise specifically provided in the applicable Award Agreement in accordance with applicable law and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative or the grantee's permissible successors or assigns. All terms and conditions of the Plan and the applicable Award Agreements will be binding upon any permitted successors or assigns.

3.4.       Taxes

(a)       Withholding. A grantee or other Award holder under the Plan shall be required to pay, in cash, to the Company, and the Company and its Affiliates shall have the right and are hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to such grantee or other Award holder, the amount of any applicable withholding taxes in respect of an Award, its grant, its vesting, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of such taxes. Whenever shares of Common Stock are to be delivered pursuant to an Award under the Plan, with the approval of the Administrator, which the Administrator shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of minimum tax required to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award as may be approved by the Administrator in its sole discretion.

(b)       Liability for Taxes. Grantees and holders of Awards are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including, without limitation, any taxes arising under Sections 409A and 457A of the Code) and the Company shall not have any obligation to indemnify or otherwise hold any such Person harmless from any or all of such taxes. The Administrator shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or, notwithstanding anything to the contrary in the Plan or any Award Agreement, to unilaterally modify any Award in a manner that (i) conforms with the requirements of Sections 409A and 457A of the Code (to the extent applicable), (ii) voids any participant election to the extent it would violate Sections 409A or 457A of the Code (to the extent applicable) and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a "permissible distribution event" within the meaning of Section 409A of the Code or a distribution event that the participant elects in accordance with Section 409A of the Code. The Administrator shall have the sole discretion to interpret the requirements of the Code, including, without limitation, Sections 409A and 457A, for purposes of the Plan and all Awards.

3.5.       Information Requirements

If the Plan at any time does not comply with all conditions of Rule 701 of the 1933 Act, then the Company shall provide security holders under the Plan financial statements of the Company at least annually.

3.6.       Operation and Conduct of Business

Nothing in the Plan or any Award Agreement shall be construed as limiting or preventing the Company or any Affiliate from taking any action with respect to the operation and conduct of their business that they deem appropriate or in their best interests, including any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company or any Affiliate, any merger or consolidation of the Company or any Affiliate, any issuance of Company shares or other securities or subscription rights, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or other securities or rights thereof, any dissolution or liquidation of the Company or any Affiliate, any sale or transfer of all or any part of the assets or business of the Company or any Affiliate, or any other corporate act or proceeding, whether of a similar character or otherwise.

3.7.       No Rights to Awards

No Key Person or other Person shall have any claim to be granted any Award under the Plan.

3.8.       Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continue his or her employment with the Company or any Affiliate, his or her consultancy/service relationship with the Company or any Affiliate, or his or her position as a director of the Company or any Affiliate, or affect any right that the Company or any Affiliate may have to terminate such employment or consultancy/service relationship or service as a director.

3.9.       Non-Uniform Determinations

The Administrator's determinations and the treatment of Key Persons and grantees and their beneficiaries under the Plan need not be uniform and may be made and determined by the Administrator selectively among Persons who receive, or who are eligible to receive, Awards under the Plan (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the Persons to receive Awards under the Plan, (b) the types of Awards granted under the Plan,(c) the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated with respect to, Awards and (d) the terms and conditions of Awards.

3.10.       Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any Person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11.       Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

3.12.       Effective Date and Term of Plan

(a)                Adoption; Stockholder Approval. The Plan was adopted by the Board on March 23, 2020 and by a majority of the outstanding securities of the Company entitled to vote on May 18, 2020. The Board may, but need not, make the granting of any Awards under the Plan subject to the approval of the Company's stockholders.

(b)                Termination of Plan. The Board may terminate the Plan at any time. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. No Awards may be granted under the Plan following the tenth anniversary of the date on which the Plan was adopted by the Board or approved by the Company's security holders, whichever is earlier.

3.13.       Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any shares of Common Stock to be issued pursuant to Awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable under applicable law. Notwithstanding anything to the contrary in the Plan or any Award Agreement, at the time of vesting of any Award, at the time of payment of shares of Common Stock in exchange for, or in cancellation of, any Award, or at the time of grant of any unrestricted shares under the Plan, the Company and the Administrator may, if either shall deem it necessary or advisable for any reason, require the holder of an Award to represent in writing to the Company that it is the Award holder's then-intention to acquire the shares with respect to which the Award is granted for investment and not with a view to the distribution thereof; and no shares shall be issued or transferred in connection with any Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Company and the Administrator. The Company and the Administrator shall have the right to condition any issuance of shares to any Award holder hereunder on such Person's undertaking in writing to comply with such restrictions on the subsequent transfer of such shares as the Company or the Administrator shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and all share certificates delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company or the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, any stock exchange upon which such shares are listed, and any applicable securities or other laws, and certificates representing such shares may contain a legend to reflect any such restrictions. The Administrator may refuse to issue or transfer any shares or other consideration under an Award if it determines that the issuance or transfer of such shares or other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the 1934 Act. Without limiting the generality of the foregoing, no Award granted under the Plan shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Administrator has determined that any such offer, if made, would be in compliance with all applicable requirements of any applicable securities laws.

3.14.       Requirement of Notification of Election Under Section 83(b) of the Code

If an Award recipient, in connection with the acquisition of Company shares under the Plan, makes an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), the grantee shall notify the Administrator of such election within ten days of filing notice of the election with the U.S. Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. No Award recipient may make an election under Section 83(b) of the Code without first seeking and obtaining the written permission of the Administrator, which the Administrator may provide in its discretion.

3.15.       Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

3.16.       Sections 409A and 457A

To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Sections 409A and 457A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A or 457A of the Code, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Plan and Award from Sections 409A and 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Sections 409A and 457A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Sections 409A and 457A of the Code.

3.17.       Forfeiture; Clawback

The Administrator may, in its sole discretion, specify in the applicable Award Agreement that any realized value with respect to any Award shall be subject to forfeiture or clawback, in the event of (a) a grantee's breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or any Affiliate, (b) a grantee's breach of any employment or consulting agreement with the Company or any Affiliate, (c) a grantee's termination for Cause or (d) a financial restatement that reduces the amount of compensation under the Plan previously awarded to a grantee that would have been earned had results been properly reported.

3.18.       No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Award recipient or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or its Affiliate.

3.19.       No Fractional Shares

No fractional shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

3.20.       Governing Law

The Plan will be construed and administered in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.